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                            CONSULTING AGREEMENT


INTRODUCTION

     This Consulting Agreement (this "Agreement") is made by and between Matridigm Corporation, a California corporation ( the "Company"), and BRC Holdings, Inc., a Delaware corporation ("Consultant"), effective as of October 1, 1996 (the "Effective Date").

RECITALS

     The Company desires to engage Consultant, and Consultant desires to accept the engagement, to perform certain executive services for the Company as described below, including providing the services of Consultant's Chairman and Chief Executive Officer, P. E. Esping ("Esping"), to serve in an executive officer position with the Company as its Chairman of the Board of Directors, on the terms and conditions set forth below.

     In connection with this consulting engagement, the Company and Consultant concurrently are entering into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Consultant is purchasing 2,000,000 shares of the Company's Common Stock at the purchase price of $0.75 per share, which the parties acknowledge is below the current fair value of $0.80 per share for the shares, as determined by the Company's Board of Directors.

AGREEMENT

     Based upon the premises contained in the above recitals and the mutual promises below, the parties hereby agree as follows:

     1. THE SERVICES. the company hereby engages Consultant to assign Esping (and not any other person) to act in the capacity of an executive officer of the Company, having the title of Chairman of the Board. This executive officer position shall have the following duties and responsibilities.

         (A) Esping shall have general supervision of the business of the Company, subject to the control of the Company's Board of Directors (the "Board") and such authority as the Board may delegate to other executive officers. Esping shall be a voting member of all standing committees and shall have such other powers and duties as usually are vested in a Chairman of the Board and as may be assigned to him by the Board of Directors of the Company or pursuant to the Company's Bylaws. Esping shall report directly to the Board.

         (B) Esping and the Company, by the Company's Board of Directors or its designated representative, shall establish expected goals, objectives and outcomes by mutual agreement from time to time.

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         (C)  Consultant and Esping each shall perform their respective duties faithfully, diligently, in a businesslike manner, and for the best interests of the Company during the term of employment.

         (D) Except as provided in the Sales Representative Agreement dated July 22, 1996, between Consultant and the Company (the "Sales Representative Agreement") and through the actions of Esping in his capacity as an executive officer of the Company, Consultant shall not have the power to bind the Company or to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of the Company. The Company and Consultant are, and at all times shall be and remain, independent contractors as to each other, and no joint venture, partnership, agency or other relationship which would impose liability upon one party for the act or failure to act of the other shall be created or implied by or from this Agreement.

     2.  TERM; TERMINATION.

         (A) This Agreement shall commence on the Effective Date and shall terminate on the earlier to occur of: (i) December 31, 1999; (ii) dismissal of Consultant for Cause (as defined below); (iii) dismissal of Esping from executive office for the Company for Cause; (iv) resignation of either Esping or Consultant; (v) death or disability rendering Esping unable to perform the duties of the office of Chairman of the Board of Directors of the Company effectively; or (vi) cessation of Esping's status as Chairman or Chief Executive Officer of Consultant. The Company's obligation to compensate Consultant shall cease effective the date of such termination.

         (B) Termination of this Agreement for any reason other than (i) through (vi) of Section 2(A) above prior to October 1, 1997, shall not relieve the Company of its obligation to compensate Consultant pursuant to
     Section 3(B) below through the quarterly fiscal period ending December 31, 1999, nor shall it be considered termination of the consultancy relationship for the purposes of triggering the Company's Repurchase Option under Section 4 of the Stock Purchase Agreement, but such termination shall terminate the Company's Repurchase Option.

         (C) Termination of this Agreement for any reason other than (i) through (vi) of Section 2(A) above, on or at any time after October 1, 1997, shall not trigger, but shall terminate, the Company's Repurchase Option under Section 4 of the Stock Purchase Agreement; and the Company shall remain subject to the obligation to compensate Consultant pursuant to Section 3(B) of this Agreement for a period of twelve (12) months thereafter only.

         (D)  Cause for termination shall mean:

              (1) Malfeasance on the part of Esping or Consultant, which shall include, but is not limited to, theft, embezzlement, fraud, dishonesty, misappropriation or conversion of funds or property committed against the Company, or conduct which constitutes unfair competition with the Company, or


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         breaches a fiduciary or a contractual duty to the Company set forth in this Agreement or in the applicable Confidentiality and Proprietary Rights Agreement with the Company. Breach or termination of any other agreement between the Company and Consultant, including without limitation the Sales Representative Agreement, shall not constitute Cause for termination of the Agreement.

              (2) Inducement by Esping or Consultant of any customer, consultant, employee or supplier of the Company to breach any contract with the Company or cease its business relationship with the Company, other than in the context of good faith performance by him or it or his or its duties to the Company hereunder within the authority delegated by the Board.

              (4) Subsequent to September 30, 1997, failure of Consultant or Esping to perform the applicable performance goals, as specified from time to time pursuant to Section 1(A)(2).

         (E) The Company shall effect termination for Cause by the following procedure:

              (1) The Company shall give Consultant notice stating the alleged Cause and the effective date of termination, not later than two (2) weeks prior to the stated effective date of the termination.

              (2) The Company shall give Consultant the opportunity to present evidence to the Company's Board of Directors or a committee thereof, at the Company's offices on a date and time not later than two (2) weeks after the date of the notice described above, to refute the claim of Cause or present evidence that the Cause has been cured. The Board of Directors shall make a reasonable effort to schedule the opportunity to present evidence for a date and time mutually convenient to Consultant and the Board.

              (3) The Company shall give Consultant notice, within two (2) weeks after the presentation, of a resolution duly adopted by the Board of Directors stating that after due consideration of the presentation, the Board has determined in good faith that the termination is as a result of Cause.

              (4) In the event Esping or Consultant disputes the determination of the Board that the termination is as a result of Cause, Esping or Consultant shall have the right to seek resolution of the dispute by arbitration in accordance with Section 8.

     3.  COMPENSATION.

         (A) Esping shall remain an employee of Consultant and not of the Company during the term of the Agreement. The Company shall not compensate Esping for his services. Esping will look solely to Consultant for compensation in connection with such activities.

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         (B)  The Company shall compensate Consultant during the term of the
     Agreement, as a function of the Company's pre-tax operating income, as determined in accordance with generally accepted accounting principles
     (GAAP), as follows:

              (1) Payments will be made as a function of the Company's quarterly pre-tax operating income, no later than thirty (30) days after the normal quarterly closing of the Company's books.

              (2) The amount of the payments initially will be five percent (5%) of pre-tax operating income, up to cumulative pre-tax operating income of $100 Million. After achievement of cumulative pre-tax operating income of $100 Million, the payment percentage will decline by 0.00444444 for each additional increment of $10 Million, up to the achievement of cumulative pre-tax operating income of $1 Billion, after which the payment percentage will remain one percent (1%) until the end of the contract term.

              (3) Compensation for the fiscal quarter in which termination occurs shall be based upon the appropriate pro-rated portion of the quarterly pre-tax operating income for that quarter.

     4. FACILITIES. Consultant and Esping will be entitled to perform the Services at Consultant's place of business in Dallas, Texas, except as otherwise reasonably required for effective interaction with the Company's personnel and customers. Consultant shall provide the facilities necessary for effective performance of the Services.

     5. EXPENSES. The Company shall be responsible for all "Direct Expenses" incurred by Consultant or Esping, as applicable, on the Company's behalf in conjunction with their rendering of the Services. Direct Expenses shall include all expenses incurred on the Company's behalf, with the exception of: (i) salaries, benefits, and related employment costs of Esping and any other employees of Consultant who perform services on the Company's behalf; and (ii) facilities costs associated with the Consultant's corporate offices. The Company will have the right to pre-approve all Direct Expenses and request reasonable documentation or invoices related to such Direct Expenses. Except for the foregoing, Consultant and the Company each shall bear the full and sole responsibility for their own respective expenses, liabilities, costs of operation, and the like.

     6. TAXES AND BENEFITS. the Company shall not be obligated to withhold federal and state taxes, social security taxes, state disability or unemployment taxes and such other taxes or government-mandated withholdings with respect to Esping or any of Consultant's other personnel, or to provide Esping or any of Consultant's other personnel with benefits, including disability insurance, life insurance, health insurance, vacation, participation in any applicable profit-sharing, retirement or 401-K programs the Company may offer, or any other benefits provided or offered by the Company to other administrative officers employed by the Company. Esping and Consultant's other personnel shall look solely to BRC for such benefits. Consultant hereby agrees to indemnify the Company for any taxes, interest, and penalties which result in

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whole or in part from the Consultant not paying such taxes or benefits on
Consultant's own behalf.

     7. CONFIDENTIALITY AND INTELLECTUAL PROPERTY. Each of Esping and Consultant shall execute his or its respective Confidentiality and Intellectual Property Agreement in the form attached as an exhibit hereto.

     8. RESOLUTION OF DISPUTES. Any controversy or claim arising out of or related to this Agreement or the breach thereof, except when injunctive relief or specific performance is sought, shall be resolved by arbitration in accordance with the following procedure:

         (A) Either party shall be entitled to demand arbitration under this provision. The party demanding arbitration (the "Notifying Party") shall notify the other party (the "Non-Notifying Party") of the demand by delivering a written demand for arbitration (the "Arbitration Demand").

         (B) The Arbitration Demand shall contain the name and address of an eligible arbitrator selected by the Notifying Party and a description of the matter or matters the Notifying party seeks to have to be resolved (the "Disputed Matters").

         (C) Within ten (10) days of receipt of the Arbitration Demand, the Non-Notifying Party shall notify the Notifying Party in writing, of the name and address of an eligible arbitrator selected by the Non-Notifying Party, as well as a description of any further Disputed Matters which the Non-Notifying Party seeks to have resolved. Failure by the Non-Notifying Party to name an eligible arbitrator within said ten (10) day period shall be deemed a waiver of its right to select a second arbitrator on its own behalf and the Notifying Party may select a second arbitrator on behalf of the Non-Notifying Party.

         (D) For purposes of this procedure, an "eligible arbitrator" is an individual who has no financial relationship with either Consultant or the Company, and who is a recognized arbitrator with the American Arbitration Association. In the case of an eligible arbitrator selected by the Company, the arbitrator shall be selected by vote of the Board of Directors of the Company, excluding the vote of Esping and any other director elected by class vote of a class or series of voting shares of which the majority is owned or controlled by any affiliate of Consultant or Esping.

         (E) Within ten (10) days after the date the second arbitrator shall have been appointed, the two (2) arbitrators so selected shall appoint a third eligible arbitrator. In the event the two arbitrators fail to select a third eligible arbitrator within ten (10) days following the second arbitrator's selection, they shall request prompt selection of a third eligible arbitrator by the American Arbitration Association.

         (F) As promptly as practicable after selection of the third arbitrator, the three (3) arbitrators so selected shall notify the parties of the name and address of the third arbitrator so selected and shall specify the date, time and location of the arbitration hearing, with reasonable time to accommodate discovery under Section 8(h).

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         (G)  The parties shall be entitled, should they so desire, to submit written briefs of the Disputed Matters to the arbitrators at the addresses of the arbitrators provided. At the hearing, the arbitrators so selected shall hear the presentations of the respective parities with respect to the Disputed Matters. In any arbitration proceedings hereunder, all testimony of witnesses shall be taken under oath.

         (H) Discovery will be allowed under the provisions of Section 1283.05 of the California Code of Civil Procedure as presently in force, which provisions are incorporated herein.

         (I) The Disputed Matters shall be resolved by the concurrence upon a resolution by at least two (2) of the arbitrators. The award of the arbitrators shall be of the same force and effect as a final enforceable judgment of a court of competent jurisdiction. The parties hereby consent to the in personam jurisdiction of the Superior Court of the State of California for the purposes of confirming and entering judgment upon any decree or award based upon such resolution. The parties agree to use all reasonable efforts to keep all matters relating to any arbitration hereunder confidential.

         (J) If the arbitrators are unable to complete their determinations in one meeting, they may continue to hear the Disputed Matters and to consult after the hearing at such times as they deem necessary for a reasonable period following the date of the initial hearing in order to reach concurrence of at least two (2) of them on resolution of all Disputed Matters.

         (K) Upon the agreement during such period of at least two (2) of the arbitrators upon any of the Disputed Matters, the arbitrators shall, in simple letter form executed by the agreeing arbitrators, forthwith render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such document to each party to this Agreement.

         (L) Upon request of either party within ten (10) days after the date of notice of resolution, the parties shall be entitled to rehearing of the Disputed Matters, to be held at a date, time and location selected by the arbitrators, no less than fifteen (15) days nor later than sixty (60) days after the effective date of the request for rehearing. The arbitrators shall notify the parties of their final decision within ten (10) days after the date of any such rehearing and shall provide a written opinion setting forth the basis and reasons for any new or modified findings of fact and conclusions of law. Such final determination of the Disputed Matters shall be determinative and binding on the parties; provided, that failure of the arbitrators to follow the procedures set forth in this section or to provide findings of fact and conclusions of law shall render the determination non-binding, and shall be grounds for overturning the arbitration determination.

         (M) In the event a dispute is submitted to arbitration, the arbitrators may award costs and reasonable attorneys' fees as they may deem appropriate.

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         (N)  Nothing contained herein shall prevent the parties from jointly selecting a single mediator to assist them in resolving any Disputed
     Matter.

     9. NOTICES. Any notice to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given at the time when delivered in person to a party, if an individual, or to an officer of a party otherwise or upon the earlier of (i) actual receipt by the addressee and (ii) five (5) days after deposit in the U.S. mail when sent postage prepaid, express, certified or registered mail, and addressed to the address of the intended recipient thereof appearing on the last page of this Agreement (marked attention Chief Executive Officer, if being sent to the Company) or such other address as any party hereto shall have designated in writing and given notice thereof to the other party pursuant to this subsection.

     10. LIABILITY.

         (A) Other than as set forth with respect to Esping in Section 10(B), Esping and Consultant shall in no way be liable to the Company, its shareholders, or any third party, for non-performance of their respective obligations hereunder, including but not limited to, any cost, claim or liability, including direct, indirect, or consequential damages, arising from non-performance of the Services or failure to achieve expected goals, objectives or outcomes. The Company's sole remedy shall be to terminate this Agreement in accordance with Section 2.

         (B) Subject to the Director's Indemnification Agreement between Esping and the Company, no limitation of the liability of either party shall limit in any way the common law fiduciary duties of Esping to the Company as a director and an officer during the time he serves in those capacities.

     11. GENERAL.

         (A) If the application of any provision or provisions of this Agreement to any particular facts or circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then the provision or provisions shall be deemed modified in such a manner as to best approximate the intent of the parties as expressed in the provision, within the boundaries of applicable law; and the validity and enforceability of the provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby. The waiver of any one default shall not waive defaults of the same or a different kind.

         (B) This Agreement is to be governed by California law as such law is applied to agreements between California residents entered into and to be performed entirely in California. It constitutes the full and complete understanding of the parties, superseding all previous discussions, understandings or agreements on the subject matter hereof, including, without limitation, any previous consulting engagement agreements or purchase orders of Consultant, except as provided in the Confidentiality and Intellectual Property Agreements executed pursuant hereto, the Stock Purchase Agreement, and in the

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     Company's standard form of Directors Indemnification Agreement entered into by and between the Company and Esping.

         (C) This agreement may be amended or modified only by a writing executed by Consultant and the Company by their respective executive officers (excluding Esping), with respect to execution of such amendment or modification by the Company.

         (D) This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties. Permitted assigns of Consultant and the Company shall include any entity acquiring all or substantially all of the assets or outstanding equity of a party and any corporation controlled by or under common control of the party, as well as any other assignee approved in writing by the other party.

         (E) The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation.

         (F) Any lawsuit or proceeding which arises out of or relates to this Consulting Agreement which is not arbitrated pursuant to Section 8 above shall be brought in the State of California in Alameda or Santa Clara County (and for the purpose of any such suit irrevocably submit and consent to the personal and subject matter jurisdiction and venue of any court located there). Service of process may be effected in the same manner notice is given pursuant to Section 9 above. The prevailing party shall be entitled to reasonable attorneys' fees.

         (G) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The exhibits referred to herein and annexed hereto are hereby incorporated into and made a part of this Agreement.

         (H) In the event that force majeure (such as war, flood, earthquake, act of God, and so forth) prevents Consultant from achieving agreed performance goals, objectives or outcomes, the scheduled deadline for achievement of the same shall be extended for a reasonable time in view of the gravity and extent of interruption of normal business activity, but not in any event beyond ninety (90) days.

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     12. AUTHORIZED SIGNATURES.

For the purpose of binding the parties to the above Consulting Agreement, the parties or their duly authorized representatives have signed their names on the dates indicated.

MATRIDIGM CORPORATION              BRC HOLDINGS, INC.


By:   /s/ James T. Brady                By:    /s/ P. E. Esping
   -------------------------               -------------------------
     JAMES T. BRADY                          P. E. ESPING
     CHIEF EXECUTIVE OFFICER                 CHIEF EXECUTIVE OFFICER


Address:                           Address:

47207 Bayside Parkway              1111 W. Mockingbird Lane, Ste. 1400
Fremont, CA 94538                  Dallas, TX 75247


                             CONCURRENCE BY ESPING

     I agree to be bound by the terms of the foregoing Consulting Agreement insofar as they pertain to me personally.



     /s/ P. E. Esping
     -----------------------
     P.E. ESPING














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